EXHIBIT 99.1

Wave Systems and NTT DATA Complete Agreement to Distribute

EMBASSY® Technology and Services in Japan

Lee, MA, USA and Tokyo, Japan — July 5, 2006 - Wave Systems Corp. (Nasdaq: WAVX - www.wave.com) announced today that it has executed a software reseller agreement with NTT DATA Corporation (TOKYO: 9613.T) of Japan, a leading systems integrator. Pursuant to the agreement NTT DATA will be authorized to resell and provide support services for Wave’s EMBASSY® Trust Suite technology and solutions for the trusted computing market in Japan, including financial services, government, health care and consumer market segments. Financial details of the agreement were not disclosed. The agreement does not provide for guaranteed minimum or maximum shipped quantities or royalties.

Wave’s EMBASSY software is designed to support the next generation, security chip hardware called the Trusted Platform Module (TPM). The TPM standard was developed by an industry standards body called the Trusted Computing Group (TCG) www.trustedcomputinggroup.org. The computer industry has shipped tens of millions of PCs embedded with TPM chips, and Wave’s EMBASSY technology is designed to be compatible with all commercially available TPMs. When used with a TPM chip, Wave’s EMBASSY trusted computing solutions enable a number of features, including network policy management, data protection, password protection, strong authentication — including machine, biometric and smart card authentication of a user’s personal computer to a server — and encrypted email.

“We are very pleased to solidify our relationship with Wave Systems through the execution of this software reseller agreement,” said Noritaka Ogawa, Director, Mobile & IC Media Service Unit, Business Solutions Sector, NTT DATA. “We see a growing business opportunity to deliver quality secure solutions, with Trusted Computing, in Japan. Wave’s products, along with NTT DATA’s Solutions, provide enterprise-wide complete security for the business customer. The combined capabilities from NTT DATA and products from Wave Systems, provide the Japanese market standards-based security that satisfies the requirements for both government and commercial customers.”

Steven Sprague, president and CEO, Wave Systems, commented, “Japan represents a substantial market opportunity for Wave’s trusted computing solutions, and NTT DATA, the leading IT services provider in Japan, is the ideal partner for Wave in this market. We are delighted to forge this alliance with NTT DATA and to help their customers address daily personal computer security challenges such as identity, data theft, phishing and insecure passwords. We are currently enhancing Japanese language functionality and support of our solutions to meet our partner’s specifications, and we anticipate the rollout of our product offering through NTT DATA later this year.”

More information on Wave’s EMBASSY secure software is available at www.wave.com.

About NTT DATA Corporation

NTT DATA traces its roots back to 1967, to the establishment of the Data Communications Bureau within Nippon Telegraph and Telephone Public Corporation (present-day NTT). The Bureau sustained consistent growth based on system development, building, operation, and maintenance across a broad front, ranging from nationwide systems that formed the cornerstones of society to a multiplicity of corporate network systems. In 1988 it began a new chapter in its story when it became NTT DATA Corporation.

Today, NTT DATA has grown into a group comprising 100 subsidiaries and affiliates. It possesses comprehensive strengths and has the best track record of any system integrator in Japan. It harnesses these many strengths to engage in business that is in keeping with its two priority management policies: “Enhancing the Competitiveness of the System Integration Business” and “Creating New Businesses.”

In an information network society, it is not enough simply to increase business efficiency and make daily life more convenient. NTT DATA is committed to using IT to shape the affluent society of the future, a place where information can be accessed at any time and in any place. For more information about NTT DATA, visit http://www.nttdata.co.jp/en/index.html.

About Wave Systems

Wave Systems solves the most critical security problems for enterprises and government with software solutions that are trustworthy, reliable, easy to use, and offer a speedy return on investment. Wave’s trusted computing software solutions include strong authentication, data protection, advanced password management and enterprise-wide trust management services. For more information, visit www.wave.com.

Safe Harbor for Forward-Looking Statements

Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems Corp. has little or no control. Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

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Michael Schultz/Katie Potter	David Collins	Michihiko Yoden
Schwartz Communications, Inc.	Jaffoni & Collins	Mobile & IC Media Service Unit
781-684-0770	212-835-8500	Business Solutions Sector
wave@schwartz-pr.com	wavx@jcir.com	NTT DATA Corporation
Phone: +81-50-5546-8337
yodenm@nttdata.co.jp

Japan Market Contact
Wave Systems
Richard Shuck — VP APAC
rshuck@wavesys.com

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